Exhibit 99.1
FOR IMMEDIATE RELEASE
May 11, 2022
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER and SIX MONTHS EARNINGS FOR FISCAL 2022
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter ended April 2, 2022.
•Revenues for the quarter and six months grew 23% and 29%, respectively, despite a $1.0 billion reduction for the amount due to a customer to early terminate license agreements for film and television content delivered in previous years in order for the Company to use the content primarily on our direct-to-consumer services.
•Diluted earnings per share (EPS) from continuing operations for the quarter decreased to $0.26 from $0.50 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter increased to $1.08 from $0.79 in the prior-year quarter.
•EPS from continuing operations for the six months ended April 2, 2022 increased to $0.89 from $0.52 in the prior-year period. Excluding certain items(1), EPS for the six months increased to $2.14 from $1.11 in the prior-year period.
“Our strong results in the second quarter, including fantastic performance at our domestic parks and continued growth of our streaming services—with 7.9 million Disney+ subscribers added in the quarter and total subscriptions across all our DTC offerings exceeding 205 million—once again proved that we are in a league of our own,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “As we look ahead to Disney’s second century, I am confident we will continue to transform entertainment by combining extraordinary storytelling with innovative technology to create an even larger, more connected, and magical Disney universe for families and fans around the world.”
The following table summarizes the second quarter results for fiscal 2022 and 2021:

	Quarter Ended			Six Months Ended
(in millions, except per share amounts)	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Revenues	$19,249	$15,613	23%	$41,068	$31,862	29%
Income from continuing operations before income taxes	$1,102	$1,230	(10) %	$2,790	$1,276	>100%
Total segment operating income(1)	$3,699	$2,465	50%	$6,957	$3,797	83%
Net income from continuing operations(2)	$470	$912	(48) %	$1,622	$941	72%
Diluted EPS from continuing operations(2)	$0.26	$0.50	(48) %	$0.89	$0.52	71%
Diluted EPS excluding certain items(1)	$1.08	$0.79	37%	$2.14	$1.11	93%
Cash provided by continuing operations	$1,765	$1,393	27%	$1,556	$1,468	6%
Free cash flow(1)	$686	$623	10%	$(504)	$(62)	>(100) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 12 through 15 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income and total revenues to total segment revenues (in millions):

	Quarter Ended			Six Months Ended
	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Income from continuing operations before income taxes	$1,102	$1,230	(10) %	$2,790	$1,276	>100%
Add (subtract):
Content License Early Termination(1)	1,023	—	nm	1,023	—	nm
Corporate and unallocated shared expenses	272	201	(35) %	500	433	(15) %
Restructuring and impairment charges	195	414	53%	195	527	63%
Other expense, net	158	(305)	nm	594	(305)	nm
Interest expense, net	355	320	(11) %	666	644	(3) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	594	605	2%	1,189	1,222	3%
Total segment operating income	$3,699	$2,465	50%	$6,957	$3,797	83%

	Quarter Ended			Six Months Ended
	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Total revenues	$19,249	$15,613	23%	$41,068	$31,862	29%
Contract License Early Termination(1)	1,023	—	nm	1,023	—	nm
Total segment revenues	$20,272	$15,613	30%	$42,091	$31,862	32%
(1)The Company recognized a reduction in revenue for the amount due to a customer to early terminate license agreements for film and television content delivered in previous years in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination).
Since early 2020, the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) and its variants. COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts were closed and cruise ship sailings and guided tours were suspended. These operations resumed at various points since May 2020, initially at reduced operating capacities as a result of COVID-19 restrictions. In fiscal 2020 and 2021, we delayed, or in some cases, shortened or canceled theatrical releases. In addition, we experienced significant disruptions in the production and availability of content, including the delay of key live sports programming during fiscal 2020 and fiscal 2021.
In fiscal 2022, our domestic parks and resorts are generally operating without significant COVID-19-related capacity restrictions, such as those that were in place in the prior year. Certain of our international parks and resorts and cruise ship operations continue to be impacted by COVID-19-related closures and capacity and travel restrictions. At the Disney Media and Entertainment Distribution segment, our film and television productions have generally resumed, although we have seen disruptions of production activities depending on local circumstances. We have generally been able to release our films theatrically in the first half of fiscal 2022, although certain markets continue to impose restrictions on theater openings and capacity.
We have incurred, and will continue to incur, costs to address government regulations and the safety of our employees, guests and talent, of which certain costs are capitalized and will be amortized over future periods.
The following table summarizes the second quarter segment revenue and segment operating income (loss) for fiscal 2022 and 2021 (in millions):

	Quarter Ended			Six Months Ended
	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$13,620	$12,440	9%	$28,205	$25,101	12%
Disney Parks, Experiences and Products	6,652	3,173	>100%	13,886	6,761	>100%
Total Segment Revenues	$20,272	$15,613	30%	$42,091	$31,862	32%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$1,944	$2,871	(32) %	$2,752	$4,322	(36) %
Disney Parks, Experiences and Products	1,755	(406)	nm	4,205	(525)	nm
Total Segment Operating Income	$3,699	$2,465	50%	$6,957	$3,797	83%

Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Six Months Ended
	April 2, 2022	April 3, 2021		April 2, 2022	April 3, 2021	Change
Revenues:
Linear Networks	$7,116	$6,746	5%	$14,822	$14,439	3%
Direct-to-Consumer	4,903	3,999	23%	9,593	7,503	28%
Content Sales/Licensing and Other	1,866	1,916	(3) %	4,299	3,618	19%
Elimination of Intrasegment Revenue(1)	(265)	(221)	(20) %	(509)	(459)	(11) %
	$13,620	$12,440	9%	$28,205	$25,101	12%
Operating income (loss):
Linear Networks	$2,815	$2,849	(1) %	$4,314	$4,578	(6) %
Direct-to-Consumer	(887)	(290)	>(100) %	(1,480)	(756)	(96) %
Content Sales/Licensing and Other	16	312	(95) %	(82)	500	nm
	$1,944	$2,871	(32) %	$2,752	$4,322	(36) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter increased 5% to $7.1 billion, and operating income decreased 1% to $2.8 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	April 2, 2022	April 3, 2021
Supplemental revenue detail
Domestic Channels	$5,826	$5,418	8%
International Channels	1,290	1,328	(3) %
	$7,116	$6,746	5%
Supplemental operating income detail
Domestic Channels	$2,349	$2,281	3%
International Channels	245	348	(30) %
Equity in the income of investees	221	220	— %
	$2,815	$2,849	(1) %
Domestic Channels
Domestic Channels revenues for the quarter increased 8% to $5.8 billion, and operating income increased 3% to $2.3 billion. The increase in operating income was due to higher operating income at Broadcasting, partially offset by lower operating income at Cable.
The increase at Broadcasting was due to higher results at the owned television stations and, to a lesser extent, at ABC. The increase at ABC was due to higher affiliate and advertising revenue, partially offset by higher programming and production costs and an increase in marketing costs. Higher affiliate revenue was due to an increase in contractual rates. The increase in advertising revenue was due to the timing of The Academy Awards and higher rates, partially offset by a decrease in viewership and, to a lesser extent, fewer units delivered. The Academy Awards aired in the current quarter compared to the third quarter in the prior year. Higher programming and production costs were due to the timing of The Academy Awards, partially offset by lower average cost of other programming in the current quarter compared to the prior-year quarter. The increase at the owned television stations was due to higher advertising and affiliate revenue. Advertising revenue growth was due to the timing of The Academy Awards and increased rates. The increase in affiliate revenue was due to higher contractual rates.
The decrease at Cable was due to higher programming and production costs, partially offset by growth in advertising and affiliate revenue. The increase in programming and production costs was due to higher costs for NFL programming, contractual rate increases for College Football Playoff, NBA and college basketball, and an increase in sports production costs. Higher NFL programming costs were due to airing three regular season games, a wild card playoff game and the Pro Bowl in the current quarter compared to a wild card playoff game in the prior-year quarter. The increase in sports production costs was driven by the return of ESPN-hosted college events, which were canceled in the prior-year quarter due to COVID-19. These increases were partially offset by lower costs for MLB programming due to the delayed start of the 2022 MLB season. Advertising revenue growth was due to higher impressions reflecting higher average viewership and, to a lesser extent, an increase in rates. Higher affiliate revenue was driven by an increase in contractual rates, partially offset by fewer subscribers.
International Channels
International Channels revenues for the quarter decreased 3% to $1.3 billion and operating income decreased 30% to $0.2 billion. The decrease in operating income was due to lower affiliate revenue and an increase in programming and production costs, partially offset by advertising revenue growth.
Lower affiliate revenue reflected the impact of channel closures and an unfavorable foreign exchange impact.
Higher programming and production costs were driven by increased costs for cricket programming in the current quarter, partially offset by the impact of channel closures and a favorable foreign exchange impact. Higher costs for cricket programming were due to the airing of ten Indian Premier League (IPL) cricket matches in the current quarter compared to none in the prior-year quarter and contractual rate increases for Board of Control for Cricket in India matches. IPL cricket matches typically occur in our second and third fiscal quarters. As a result of COVID-19, no matches took place in the prior-year quarter.
The increase in advertising revenue was due to higher average viewership driven by the airing of IPL cricket matches in the current quarter, and higher rates, partially offset by an unfavorable foreign exchange impact.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 23% to $4.9 billion and operating loss increased $0.6 billion to $0.9 billion. The increase in operating loss was due to higher losses at Disney+ and ESPN+ and lower operating income at Hulu.
Lower results at Disney+ reflected higher programming and production, marketing and technology costs, partially offset by an increase in subscription revenue. Higher subscription revenue was due to subscriber growth and increases in retail pricing. The increases in costs and subscribers reflected growth in existing markets and, to a lesser extent, expansion to new markets.

Lower results at ESPN+ were due to higher sports programming costs and a decrease in income from Ultimate Fighting Championship (UFC) pay-per-view events, partially offset by an increase in subscription revenue due to subscriber growth. Lower UFC pay-per-view income was due to a decrease in average buys per event.
The decrease at Hulu was due to higher programming and production, marketing and technology costs, partially offset by subscription revenue growth and higher advertising revenue. The increase in programming and production costs was primarily due to higher subscriber-based fees for programming the Live TV service due to the carriage of more networks, an increase in the number of subscribers and rate increases. Subscription revenue growth was due to an increase in subscribers and higher average rates primarily due to increases in retail pricing. The increase in advertising revenue was due to higher rates and impressions.
The following tables present additional information about our Disney+, ESPN+ and Hulu direct-to-consumer (DTC) product offerings(1).
Paid subscribers(1) as of:

(in millions)	April 2, 2022	April 3, 2021	Change
Disney+
Domestic (U.S. and Canada)	44.4	37.3	19%
International (excluding Disney+ Hotstar)(1)	43.2	31.1	39%
Disney+ (excluding Disney+ Hotstar)(2)	87.6	68.4	28%
Disney+ Hotstar	50.1	35.2	42%
Total Disney+(2)	137.7	103.6	33%

ESPN+	22.3	13.8	62%

Hulu
SVOD Only	41.4	37.8	10%
Live TV + SVOD	4.1	3.8	8%
Total Hulu(2)	45.6	41.6	10%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	April 2, 2022	April 3, 2021	Change
Disney+
Domestic (U.S. and Canada)	$6.32	$6.01	5%
International (excluding Disney+ Hotstar)(1)	$6.35	$5.14	24%
Disney+ (excluding Disney+ Hotstar)	$6.33	$5.61	13%
Disney+ Hotstar	$0.76	$0.49	55%
Global Disney+	$4.35	$3.99	9%

ESPN+	$4.73	$4.55	4%

Hulu
SVOD Only	$12.77	$12.08	6%
Live TV + SVOD	$88.77	$81.83	8%
(1)See discussion on page 11—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding

The average monthly revenue per paid subscriber for domestic Disney+ increased from $6.01 to $6.32 due to an increase in retail pricing and a lower mix of wholesale subscribers, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for international Disney+ (excluding Disney+ Hotstar) increased from $5.14 to $6.35 due to increases in retail pricing.
The average monthly revenue per paid subscriber for Disney+ Hotstar increased from $0.49 to $0.76 due to launches in new territories with higher average prices and higher per-subscriber advertising revenue, partially offset by a higher mix of wholesale subscribers.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.55 to $4.73 primarily due to an increase in retail pricing and, to a lesser extent, higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $12.08 to $12.77 due to an increase in retail pricing and, to a lesser extent, higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $81.83 to $88.77 due to an increase in retail pricing and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 3% to $1.9 billion and segment operating income decreased to $16 million from $312 million. The decrease in operating income was due to lower TV/SVOD distribution results and, to a lesser extent, a decrease at home entertainment due to lower sales of catalog titles in the current quarter.
The decrease in TV/SVOD distribution results was due to a decrease in sales of episodic television content driven by higher sales of Modern Family and How I Met Your Mother in the prior-year quarter.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $6.7 billion compared to $3.2 billion in the prior-year quarter. Segment operating results increased by $2.2 billion to income of $1.8 billion compared to a loss of $0.4 billion in the prior-year quarter. Higher operating results for the quarter reflected increases at our domestic parks and experiences businesses and, to a lesser extent, at our international parks and resorts and merchandise licensing businesses.
Operating income growth at our domestic parks and experiences was due to higher volumes and increased guest spending, partially offset by higher costs. Higher volumes were due to increases in attendance, occupied room nights and cruise ship sailings. Cruise ships operated at reduced capacities in the current quarter while sailings were suspended in the prior-year quarter. Guest spending growth was due to an increase in average per capita ticket revenue, higher average daily hotel room rates and an increase in food, beverage and merchandise spending. The increase in average per capita ticket revenue was due to a favorable attendance mix and the introduction of Genie+ and Lightning Lane in the first quarter of the current fiscal year. Higher costs were primarily due to volume growth, cost inflation and higher marketing spending. Our domestic parks and resorts were open for the entire current quarter, whereas Disneyland Resort was closed for all of the prior-year quarter, and Walt Disney World Resort operated at reduced capacity in the prior-year quarter due to COVID-19 restrictions.
Improved results at our international parks and resorts was due to growth at Disneyland Paris, partially offset by decreases at Hong Kong Disneyland Resort and Shanghai Disney Resort. Higher

operating results at Disneyland Paris were due to increases in attendance and occupied room nights, partially offset by higher operating costs due to volume growth and increased marketing costs. The decreases at Hong Kong Disneyland Resort and Shanghai Disney Resort were driven by lower attendance. Disneyland Paris was open for the entire current quarter and closed for all of the prior-year quarter. Hong Kong Disneyland Resort was open for 3 days in the current quarter compared to 33 days in the prior-year quarter. Shanghai Disney Resort was open for 78 days in the current quarter and open for all of the prior-year quarter. Tokyo Disney Resort was open for the entire quarter in both the current and prior years.
Growth in merchandise licensing was driven by higher sales of merchandise based on Mickey and Minnie, Spider-Man, Star Wars Classic and Disney Princesses, partially offset by lower minimum guarantee shortfall recognition.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	April 2, 2022	April 3, 2021
Supplemental revenue detail
Parks & Experiences
Domestic	$4,898	$1,735	>100%
International	574	262	>100%
Consumer Products	1,180	1,176	— %
	$6,652	$3,173	>100%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$1,385	$(587)	nm
International	(268)	(380)	29%
Consumer Products	638	561	14%
	$1,755	$(406)	nm

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $71 million for the quarter, from $201 million to $272 million, driven by the timing of allocations to operating segments.
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges totaling $195 million due to the impairment of an intangible asset related to the Disney Channel in Russia. During the prior-year quarter, the Company recorded charges totaling $414 million due to asset impairments and severance costs related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores as well as severance at our parks and resorts businesses.
Other Income (Expense), net
In the current quarter, the Company recorded a $158 million non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value (DraftKings loss). In the prior-year quarter, the Company recorded a $305 million gain on DraftKings (DraftKings gain).

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	April 2, 2022	April 3, 2021	Change
Interest expense	$(374)	$(415)	10%
Interest income, investment income and other	19	95	(80) %
Interest expense, net	$(355)	$(320)	(11) %
The decrease in interest expense was primarily due to lower average debt balances and higher capitalized interest.
The decrease in interest income, investment income and other was due to investment losses in the current quarter compared to investment gains in the prior-year quarter. This decrease was partially offset by a favorable comparison of pension and postretirement benefit costs, other than service cost, which was a net benefit in the current quarter and an expense in the prior-year quarter.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	April 2, 2022	April 3, 2021	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$218	$226	(4) %
Disney Parks, Experiences and Products	(5)	(9)	44%
Amortization of TFCF intangible assets related to equity investees	(3)	(4)	25%
Equity in the income of investees	$210	$213	(1) %
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	April 2, 2022	April 3, 2021
Income from continuing operations before income taxes	$1,102	$1,230
Income tax expense on continuing operations	505	108
Effective income tax rate - continuing operations	45.8%	8.8%
The effective income tax rate in the current quarter was higher than the U.S. statutory rate primarily due to higher effective tax rates on foreign earnings, including the impact of tax regulations issued in the current quarter that limit our ability to utilize certain foreign tax credits. The effective income tax rate in the prior-year quarter was lower than the U.S. statutory rate due to the favorable resolution of various tax matters and excess tax benefits on employee share-based awards, partially offset by higher effective tax rates on foreign earnings. Higher effective tax rates on foreign earnings in both the current and prior-year quarters reflected the impact of foreign losses and foreign tax credits for which we are unable to recognize a tax benefit.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	April 2, 2022	April 3, 2021	Change
Net income from continuing operations attributable to noncontrolling interests	$(127)	$(210)	40%
The decrease in net income from continuing operations attributable to noncontrolling interests was driven by higher losses at our DTC sports business.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 2, 2022	April 3, 2021	Change
Cash provided by operations	$1,556	$1,468	$88
Investments in parks, resorts and other property	(2,060)	(1,530)	(530)
Free cash flow(1)	$(504)	$(62)	$(442)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 12 through 15.
Cash provided by operations for fiscal 2022 increased by $0.1 billion from $1.5 billion in the prior-year period to $1.6 billion in the current period. The increase was due to higher operating income and lower severance payments, partially offset by higher spending for film and television content and a partial payment for the Content License Early Termination.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	April 2, 2022	April 3, 2021
Disney Media and Entertainment Distribution	$334	$369
Disney Parks, Experiences and Products
Domestic	1,047	656
International	391	355
Total Disney Parks, Experiences and Products	1,438	1,011
Corporate	288	150
Total investments in parks, resorts and other property	$2,060	$1,530
Capital expenditures increased from $1.5 billion to $2.1 billion due to higher spending at Disney Parks, Experiences and Products in the current period on cruise ship expansion and new guest offerings, in part reflecting the impact from the temporary suspension of certain capital projects in the prior year as a result of COVID-19. The increase also reflected higher spending on corporate facilities.

Depreciation expense was as follows (in millions):

	Six Months Ended
	April 2, 2022	April 3, 2021
Disney Media and Entertainment Distribution	$322	$300
Disney Parks, Experiences and Products
Domestic	802	779
International	335	360
Total Disney Parks, Experiences and Products	1,137	1,139
Corporate	94	92
Total depreciation expense	$1,553	$1,531
DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as a package that includes all three services (the SVOD Bundle). Effective December 21, 2021, Hulu Live TV + SVOD includes Disney+ and ESPN+ (the new Hulu Live TV + SVOD offering), whereas previously, Hulu Live TV + SVOD was offered as a standalone service or with Disney+ and ESPN+ as optional additions (the old Hulu Live TV + SVOD offering). Effective March 15, 2022, Hulu SVOD Only is also offered with Disney+ as an optional add-on. Disney+ is available in more than 80 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites, through third-party platforms/apps or via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to the SVOD Bundle are counted as a paid subscriber for each service included in the SVOD Bundle and subscribers to the Hulu Live TV + SVOD offerings are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ offerings. If a Hulu SVOD Only subscriber chooses to add on Disney+, they are counted as one paid subscriber for each of the Hulu SVOD Only and Disney+ offerings. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or Combo+, they are counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period.

Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on the SVOD Bundle or other offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Starting in December 2021, revenue for the new Hulu Live TV + SVOD offering is allocated to the SVOD services based on the wholesale price of the SVOD Bundle. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Six Months Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Cash provided by operations - continuing operations	$1,765	$1,393	$1,556	$1,468
Cash used in investing activities - continuing operations	(1,037)	(595)	(2,024)	(1,327)
Cash used in financing activities - continuing operations	(1,817)	(1,908)	(2,097)	(2,241)
Cash (used in) provided by discontinued operations	—	(1)	(4)	8
Impact of exchange rates on cash, cash equivalents and restricted cash	(81)	(69)	(116)	70
Change in cash, cash equivalents and restricted cash	(1,170)	(1,180)	(2,685)	(2,022)
Cash, cash equivalents and restricted cash, beginning of period	14,488	17,112	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$13,318	$15,932	$13,318	$15,932

The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Six Months Ended
	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Cash provided by operations - continuing operations	$1,765	$1,393	$372	$1,556	$1,468	$88
Investments in parks, resorts and other property	(1,079)	(770)	(309)	(2,060)	(1,530)	(530)
Free cash flow	$686	$623	$63	$(504)	$(62)	$(442)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the second quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended April 2, 2022
As reported	$1,102	$(505)	$597	$0.26	(48) %
Exclude:
Contract License Early Termination	1,023	(238)	785	0.43
Other income (expense), net(4)	158	(37)	121	0.07
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	594	(138)	456	0.24
Restructuring and impairment charges(6)	195	(45)	150	0.08
Excluding certain items	$3,072	$(963)	$2,109	$1.08	37%

Quarter Ended April 3, 2021
As reported	$1,230	$(108)	$1,122	$0.50
Exclude:
Other (income) expense, net(4)	(305)	71	(234)	(0.13)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	605	(141)	464	0.24
Restructuring and impairment charges(6)	414	(97)	317	0.17
Excluding certain items	$1,944	$(275)	$1,669	$0.79
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)In the current quarter, other income (expense), net was due to the DraftKings loss ($158 million). For the prior-year quarter, other income (expense), net was due to the DraftKings gain ($305 million).
(5)For the current quarter, intangible asset amortization was $435 million, step-up amortization was $156 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $447 million, step-up amortization was $154 million and amortization of intangible assets related to TFCF equity investees was $4 million.
(6)Charges for the current quarter were due to the impairment of an intangible asset related to the Disney Channel in Russia. Charges for the prior-year quarter were due to asset impairments and severance costs related to the planned closure of an animation studio and a substantial number of Disney-branded retail stores, as well as severance at our parks and resorts businesses.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the current and prior year six-month periods:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Six Months Ended April 2, 2022:
As reported	$2,790	$(993)	$1,797	$0.89	71%
Exclude:
Contract License Early Termination	1,023	(238)	785	0.43
Other (income) expense, net(4)	594	(138)	456	0.25
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,189	(277)	912	0.49
Restructuring and impairment charges(6)	195	(45)	150	0.08
Excluding certain items	$5,791	$(1,691)	$4,100	$2.14	93%

Six Months Ended April 3, 2021:
As reported	$1,276	$(124)	$1,152	$0.52
Exclude:
Other (income) expense, net(4)	(305)	71	(234)	(0.13)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,222	(285)	937	0.50
Restructuring and impairment charges(6)	527	(124)	403	0.22
Excluding certain items	$2,720	$(462)	$2,258	$1.11
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current six months, other (income) expense, net was due to the DraftKings loss ($590 million). For the prior-year six months, other (income) expense, net was due to a gain from adjusting our investment in fuboTV Inc. to fair value ($186 million) and the DraftKings gain ($119 million).
(5)For the current six months, intangible asset amortization was $870 million, step-up amortization was $313 million and amortization of intangible assets related to TFCF equity investees was $6 million. For the prior-year six months, intangible asset amortization was $894 million, step-up amortization was $321 million and amortization of intangible assets related to TFCF equity investees was $7 million.
(6)Charges for the current six months were due to the impairment of an intangible asset related to the Disney Channel in Russia. Charges for the prior-year six months were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores, as well as severance at our other businesses.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 11, 2022, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance and growth; and the future impact of COVID-19 on our businesses and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in or pressures from competitive conditions and consumer preferences;
•health concerns and their impact on our businesses and productions;
•international, regulatory, legal, political, or military developments;
•technological developments;
•labor markets and activities;
•adverse weather conditions or natural disasters; and
•availability of content;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2021 under the captions “Risk Factors,” “Management’s Discussion and Analysis,” and “Business,” and subsequent filings with the Securities and Exchange Commission, including, among others, quarterly reports on Form 10-Q.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Revenues	$19,249	$15,613	$41,068	$31,862
Costs and expenses	(17,649)	(14,167)	(37,272)	(30,157)
Restructuring and impairment charges	(195)	(414)	(195)	(527)
Other income (expense), net	(158)	305	(594)	305
Interest expense, net	(355)	(320)	(666)	(644)
Equity in the income of investees	210	213	449	437
Income from continuing operations before income taxes	1,102	1,230	2,790	1,276
Income taxes on continuing operations	(505)	(108)	(993)	(124)
Net income from continuing operations	597	1,122	1,797	1,152
Loss from discontinued operations, net of income tax benefit of $0, $3, $14 and $7, respectively	—	(11)	(48)	(23)
Net income	597	1,111	1,749	1,129
Net income from continuing operations attributable to noncontrolling interests	(127)	(210)	(175)	(211)
Net income attributable to The Walt Disney Company (Disney)	$470	$901	$1,574	$918

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.26	$0.50	$0.89	$0.52
Discontinued operations	—	(0.01)	(0.03)	(0.01)
	$0.26	$0.49	$0.86	$0.50
Basic
Continuing operations	$0.26	$0.50	$0.89	$0.52
Discontinued operations	—	(0.01)	(0.03)	(0.01)
	$0.26	$0.50	$0.86	$0.51

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,828	1,829	1,828	1,826
Basic	1,822	1,817	1,820	1,814
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	April 2, 2022	October 2, 2021
ASSETS
Current assets
Cash and cash equivalents	$13,272	$15,959
Receivables, net	13,746	13,367
Inventories	1,428	1,331
Content advances	1,796	2,183
Other current assets	1,185	817
Total current assets	31,427	33,657
Produced and licensed content costs	32,349	29,549
Investments	3,356	3,935
Parks, resorts and other property
Attractions, buildings and equipment	65,247	64,892
Accumulated depreciation	(38,783)	(37,920)
	26,464	26,972
Projects in progress	5,327	4,521
Land	1,126	1,131
	32,917	32,624
Intangible assets, net	15,875	17,115
Goodwill	78,019	78,071
Other assets	8,510	8,658
Total assets	$202,453	$203,609
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$19,669	$20,894
Current portion of borrowings	5,399	5,866
Deferred revenue and other	4,533	4,317
Total current liabilities	29,601	31,077
Borrowings	46,624	48,540
Deferred income taxes	8,407	7,246
Other long-term liabilities	13,808	14,522
Commitments and contingencies
Redeemable noncontrolling interests	9,354	9,213
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	55,823	55,471
Retained earnings	42,032	40,429
Accumulated other comprehensive loss	(6,312)	(6,440)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	90,636	88,553
Noncontrolling interests	4,023	4,458
Total equity	94,659	93,011
Total liabilities and equity	$202,453	$203,609

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	April 2, 2022	April 3, 2021
OPERATING ACTIVITIES
Net income from continuing operations	$1,797	$1,152
Depreciation and amortization	2,556	2,570
Net (gain) loss on investments	632	(481)
Deferred income taxes	983	(556)
Equity in the income of investees	(449)	(437)
Cash distributions received from equity investees	406	372
Net change in produced and licensed content costs and advances	(2,279)	(1,685)
Equity-based compensation	450	270
Pension and postretirement medical benefit cost amortization	310	388
Other, net	264	248
Changes in operating assets and liabilities:
Receivables	(342)	(37)
Inventories	(97)	175
Other assets	(676)	(131)
Accounts payable and other liabilities	(1,349)	(780)
Income taxes	(650)	400
Cash provided by operations - continuing operations	1,556	1,468

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,060)	(1,530)
Other, net	36	203
Cash used in investing activities - continuing operations	(2,024)	(1,327)

FINANCING ACTIVITIES
Commercial paper payments, net	(130)	(87)
Borrowings	70	37
Reduction of borrowings	(1,400)	(1,816)
Proceeds from exercise of stock options	88	394
Other, net	(725)	(769)
Cash used in financing activities - continuing operations	(2,097)	(2,241)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	8	4
Cash provided by investing activities - discontinued operations	—	4
Cash used in financing activities - discontinued operations	(12)	—
Cash (used in) provided by discontinued operations	(4)	8

Impact of exchange rates on cash, cash equivalents and restricted cash	(116)	70

Change in cash, cash equivalents and restricted cash	(2,685)	(2,022)
Cash, cash equivalents and restricted cash, beginning of period	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$13,318	$15,932

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601